UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 10, 2007

Date of Report (Date of earliest event reported)

Emergency Filtration Products, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-27421	87-0561647
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111Grier Avenue, Suite B, Las Vegas , Nevada	89119
(Address of principal executive offices)	(Zip Code)

(702) 307-4102

Registrant's telephone number, including area code

Item 8.01 Other Information

The Company has previously announced that it is restating financial statements to correctly reflect a transaction incorrectly reported as a sale of goods in the Quarterly Report on Form 10-QSB for the period ended March 31, 2006.  In connection with its due diligence and examination of transactions in the preparation of the Company’s annual report for the year ended December 31, 2006, the Board of Directors has retained independent counsel to conduct an examination of the Company’s books and records for fiscal 2006 to advise the Company on any irregularities in connection with that transaction, insure that there are no other items requiring adjustment, and make recommendations on changes to internal controls and procedures that may be necessary or advisable to insure the accuracy of the Company’s reporting going forward.  The Board of Directors anticipates that this investigation will be concluded prior to the filing of the Company’s annual report on Form 10-KSB for the year ended December 31, 2006.

As previously announced, the Company decided that, effective December 31, 2006, the Company would re-acquire a significant portion of the inventory sold to domestic distributors in fiscal 2006 due to delays and problems associated with the resale of the products by the distributors.  Subsequent to that decision, the Company has determined that a transaction with a domestic distributor previously reported as a sale in the Quarterly Reports on Form 10-QSB for the periods ended June 30, 2006 and September 30, 2006, did not fully meet the requirements for reporting as a sale due to the absence of a defined delivery date of the product. Although the Company believed that there was going to be a fixed delivery date at the time the revenue was originally recorded in June 2006, due to the Company’s decision to file a 510k application with the United States FDA, the eventual shipment to the anticipated buyer did not occur.  The inventory subject to this transaction represents a substantial portion of the inventory that the Company had already decided to re-acquire.  However, based on the new determination, this transaction will also be restated in the amended reports for the periods ended June 30, 2006 and September 30, 2006.

In addition, for the quarters ended June 30, 2006 and September 30, 2006, the Company had recorded a deferred tax asset, resulting from available net operating loss carryforwards.  During the second quarter of 2006, management determined that $1,450,000 of the deferred tax asset should be recognized and offset against the then year-to-date tax provision of $650,000, resulting in recognition of a net tax asset of $800,000 at June 30, 2006.  Prior to this, the deferred tax asset was previously subjected to an effective 100% valuation allowance and, therefore, not recognized since management was unable to determine that it was more likely than not that the asset would be realized.  For the three months ended September 30, 2006, the Company recorded an additional deferred tax benefit of $440,000, resulting from the current period loss of $1,069,970.   Concurrent with the revenue restatements described above, the Company is also restating the quarterly reports for June and September 2006, to reverse the recognition of the deferred tax asset since management is now unable to determine if it is more likely than not that the asset will be realized.  Accordingly, the deferred tax asset is being subjected to an effective 100% valuation allowance.

The Company is in the process of completing the restatements for the three quarterly reports for 2006 as well as completing its annual report for the year ended December 31, 2006.  The Company intends to file all of the reports with the SEC as soon as possible.  Complete details are not yet available but the restatements will, at a minimum, entail the elimination of the deferred tax asset, as well as the elimination of the previously reported revenues of $754,550 for the period ended March 31, 2006, and $2,225,000 for the period ended June 30, 2006, with a corresponding reduction in accounts receivable.  In addition, the inventory related to the previously recognized sales will be recorded at its original cost with a corresponding reduction in cost of sales.  In addition, as a result of the Company’s decision to re-acquire other outstanding inventory sold to various domestic distributors as explained above, the Company will record an allowance for sales returns, totaling approximately $350,000, effective December 31, 2006.

The Company intends to continue to focus on completing the process of obtaining FDA approval of its product and to prepare for coordinated marketing of its products once FDA approval is obtained.  The Company is continuing to make progress in its efforts to secure authority from the Federal Food and Drug Administration (FDA) to market the Company’s Nanomask product in the U.S. and to export it from the U.S.  Following receipt of the Company’s initial premarket notification (PMN) in 2006, FDA staff provided the Company with a request for additional information relative to the safety and efficacy of the Nanomask.  The Company currently is in the process of responding to the FDA’s request, which requires generation of additional testing data in some cases.  On March 27, 2007, the Company filed with the FDA Supplement 1 to the PMN application.  Supplement 1 includes responses to the FDA questions that can be answered on the basis of the current scientific information.

With respect to the additional research that FDA has requested, the Company has submitted seven testing protocols for advance review and comment by FDA staff.  FDA staff have now responded with respect to all seven protocols.  FDA’s response suggests revision of some of the protocols, and the Company is currently in consultation with the testing laboratories to revise the protocols in response to FDA’s comments.  When the revised protocols have been completed, additional testing will be conducted.  The length of time required for the testing will depend on the provisions of the revised protocols.  Upon completion of the additional testing, the Company will submit the results to FDA as another supplement to the PMN application.  Submission of these test results will complete the Company’s response to the FDA’s initial request for additional information.  FDA staff have committed to rapid review of the additional information as soon as it is submitted.

Item 9.01 Financial Statements and Exhibits

Exhibit 99

Press release dated April 11, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: April 10, 2007

Emergency Filtration Products, Inc.

By:  /S/ Philip Dascher

Philip Dascher, Chief Executive Officer